Exhibit 4.1

MASTER PURCHASE AGREEMENT

THIS AGREEMENT is made the 11th day of April, 2012

BETWEEN:

Brookfield Property Partners L.P., a limited partnership formed under the laws of Bermuda

(hereinafter called “BPY”)

- and -

Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario

(hereinafter called “Brookfield”)

RECITALS:

A.	Brookfield is considering launching BPY, which will be a public partnership focused on high quality commercial property, and distributing to holders of its Class A limited voting shares and Class B limited voting shares a special dividend of limited partnership units of BPY (the “Spin-off”);

B.	management of Brookfield has prepared a registration statement on Form 20-F (the “Registration Statement”) and a preliminary prospectus (the “Prospectus”), which incorporates the contents of the Registration Statement, to qualify the distribution of the limited partnership units of BPY;

C.	the board of directors of Brookfield has approved the contents and the filing of the Registration Statement and the Prospectus;

D.	1648285 Alberta ULC (the “BPY General Partner”) is the general partner of BPY;

E.	the BPY General Partner has approved the contents and the filing of the Registration Statement and the Prospectus;

F.	BPY is intending to file the Registration Statement in the United States and the Prospectus in Canada;

G.	BPY is a limited partner of Brookfield Property L.P., a newly formed limited partnership under the laws of Bermuda (the “Property Partnership”);

H.	the assets and operations that will be indirectly held by the Property Partnership following the Spin-off are currently owned indirectly by Brookfield, and will either be transferred to the Property Partnership or the Property Partnership will acquire an economic interest therein prior to closing of the Spin-off (the “reorganization”) as contemplated in the Registration Statement; and

I.	BPY and Brookfield wish to enter into this agreement to evidence their agreements regarding the reorganization.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation

In this Agreement, the following terms shall have the following meanings:

1.1	“Agreement” means this master purchase agreement as it may be amended or restated;

1.2	“Australian operations” means the interests in the Australian operations identified in Schedule 1, as amended from time to time;

1.3	“BPY General Partner” has the meaning given to it in the recitals;

1.4	“current operations” means the interests identified in Schedule 1, as amended from time to time, other than the Australian operations;

1.5	“Property Partnership” has the meaning given to it in the recitals;

1.6	“Prospectus” has the meaning given to it in the recitals;

1.7	“Registration Statement” has the meaning given to it in the recitals;

1.8	“reorganization” has the meaning given to it in the recitals; and

1.9	“Spin-off” has the meaning given to it in the recitals.

Other capitalized terms that are not defined herein have the meaning given to them in the Registration Statement.

2.	Covenants to Complete the Reorganization

Upon the terms and subject to the conditions herein, Brookfield covenants that it will cause the Property Partnership to acquire from Brookfield, directly or indirectly, the current operations and Brookfield’s economic interest in the Australian operations.

3.	BPY’s Agreement to Acquire Interests in the Property Partnership

In connection with the reorganization, BPY will acquire a limited partnership interest in the Property Partnership currently anticipated to be approximately 10%.

4.	Definitive Agreements to Complete the Reorganization

4.1	The obligations under section 2 and section 3 of this Agreement are subject to all applicable board approvals being obtained (including the approval by the board of directors of each of Brookfield and the BPY General Partner of this Agreement and the transactions contemplated in the Registration Statement and the approval by the board of directors of the general partner of the general partner of the Property Partnership) and the appropriate entities entering into definitive agreements to give effect to the transactions.

4.2	The definitive agreements in respect of the Property Partnership’s acquisition of the current operations will contain the representations and warranties described below and other provisions such as covenants, indemnification and other provisions which are acceptable to the parties and which are customarily found in purchase agreements of the kind contemplated by this Agreement, including the following:

4.2.1 Purchase Price. The purchase price for the current operations will be the fair market value thereof, and will be satisfied by the Property Partnership directly or indirectly through the issuance of equity or debt or the payment of cash (or any combination thereof) to Brookfield or its affiliates, as applicable.

4.2.2 Representations and warranties. The transfer agreements will contain representations and warranties concerning (i) organization and good standing, (ii) the authorization, execution, delivery and enforceability of the agreement and all agreements executed in connection therewith, and (iii) title to the securities being transferred to the Property Partnership. The agreements will not contain representations relating to the underlying assets and operations. The representations and warranties of Brookfield will survive for a period of 18 months from the closing of the Spin-off.

4.2.3 Indemnity. The aggregate maximum liability of Brookfield under its representations, warranties and indemnities will be limited, without duplication, to $1 billion.

4.3	The completion of the closing of the reorganization will be subject to, inter alia, the satisfaction or waiver by the parties of the following conditions:

4.3.1 A receipt having been received for the final prospectus of BPY.

4.3.2 The declaration of effectiveness by the United States Securities and Exchange Commission of the Registration Statement having been received.

4.3.3 Approvals having been obtained for the listing of the units of BPY on the New York Stock Exchange and the Toronto Stock Exchange.

4.3.4 All consents having been obtained and documentation entered into with respect to the transactions contemplated hereby.

4.3.5 All regulatory approvals having been obtained.

4.3.6 There not having been threatened, instituted or pending any action or proceeding by any governmental entity, or by any other person in any jurisdiction before any governmental entity, (i) challenging or seeking to cease trade, or make illegal, or delay or otherwise directly or indirectly restrain or prohibit the Spin-off, or (ii) that otherwise, in the sole judgment of Brookfield, acting reasonably, has or may have a material adverse effect on the trading in, or the value of, the units of BPY.

4.3.7 There not having occurred any change (including any proposal to amend applicable legislation or any announcement, governmental or regulatory initiative, issue of an interpretation bulletin, condition, event or development involving a prospective change) that, in the sole judgment of Brookfield, is detrimental to Brookfield or BPY or adversely affects the consequences of the Spin-off for Brookfield’s shareholders, generally.

4.4	The closing of the reorganization will be completed on or before the day on which the trading of the units of BPY begins on either the New York Stock Exchange or the Toronto Stock Exchange, whichever is earlier.

4.5	Brookfield and BPY will also, directly or indirectly, enter into ancillary agreements in connection with the Spin-off, including voting agreements, a master services agreement, a registration rights agreement, a licensing agreement and a relationship agreement, all on the terms described in the Registration Statement.

5.	Alternative Transaction Structure

Each of the parties hereto shall endeavor to ensure that the reorganization is efficiently structured for financial, accounting, tax and regulatory purposes. In this regard, the parties shall work cooperatively and in good faith to complete the reorganization as contemplated or to agree to modifications to the reorganization, including with respect to the structure or implementation thereof or the assets and liabilities to be included therein, on mutually agreeable terms.

6.	Expenses

Except as otherwise contemplated by a definitive agreement and other than the expenses in connection with the preparation and filing of the Registration Statement and the Prospectus, which will be paid by BPY, Brookfield will be responsible for the expenses of the Spin-off and the reorganization, including any sales and goods and services taxes payable in respect of the transactions contemplated hereby.

7.	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States dollars.

8.	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.	Successors and Assigns

No party may assign its right or benefits under this Agreement without the prior written consent of the other party hereto. This provisions of this Agreement shall enure to the benefit of and be binding on the parties to this Agreement and their respective successors and assigns.

10.	Limited Liability

BPY is a limited partnership formed under the laws of Bermuda, a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s pro rata share of any undistributed income.

11.	Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12.	Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, 1648285 ALBERTA ULC

by:	/s/ Richard B. Clark
	Name:	Richard B. Clark
	Title:	Director

BROOKFIELD ASSET MANAGEMENT INC.

by:	/s/ Jeffrey M. Blidner
	Name:	Jeffrey M. Blidner
	Title:	Senior Managing Partner

SCHEDULE 1

Current Operations

Operation	Investment to be Transferred	Economic Interest[1]
Brookfield Office Properties Inc.	Common shares and preferred shares	50.1%
DS Four Limited	Shares	100.0%
Canary Wharf Group plc	Ordinary shares	22.0%
BREF loan from Brookfield Europe (Gibraltar) Limited	Loan	100%
Brookfield Brazil Retail Fund	Limited partnership interests	35.0%
Brookfield Brazil Higienopolis Inc.	Shares	42.0%
Brookfield Real Estate Opportunity Fund I	Limited partnership interests	55.8%
Brookfield Real Estate Opportunity Fund II	Limited partnership interests	28.8%
Brookfield Real Estate Finance Fund I	Series A membership interests	32.2%
Brookfield Real Estate Finance Fund I	Series B membership interests	25.5%
Brookfield Real Estate Finance Fund I	Series B membership interests	6.7%
Brookfield Real Estate Finance Fund II	Membership interests	13.8%
Brookfield Real Estate Finance Fund II	Membership interests	13.8%
Brookfield Real Estate Finance Fund III	Limited partnership interests	23.9%
General Growth Properties, Inc.	Common shares and warrants	9.2%
General Growth Properties, Inc.	Common shares	10.7%
Howard Hughes Company	Common shares and warrants	2.0%
Rouse Properties, Inc.	Common shares	36.5%
Rouse credit facility with Brookfield Finance Luxembourg Sarl	Loan	100.0%
Texas Multifamily	Limited partnership interests	30.5%
Multifamily Value Add Fund	Limited partnership interests	27.5%
Legacy (Brookfield RETIP L LP LLC)	Membership interests	24.3%
Brookfield Colonial Holdings LP	Limited partnership interests	9.6%
Brookfield Industrial Partners LP	Limited partnership interests	41.0%
Australian Operations	See below	See below

[1]	All percentages listed represent the economic interest in the applicable entity or groups of assets to be transferred to BPY on a gross fully diluted basis.

The Australian Operations are comprised of:

Operation	Ownership Interest/Percentage
Multiplex European Property Fund	25.0%
Multiplex New Zealand Property Fund	44.3%
Brookfield Australian Opportunities Fund	61.9%
PCEC Medina Management Contract	100.0%
Jessie St. Centre	100.0%
Fujitsu Centre	100.0%
Sydney Water Headquarters	100.0%
AMP Place	100.0%
CBA	100.0%
ANZ Centre	50.0%
Alinga Street	100.0%
The Foundry	100.0%
Bouquet Street Development	100.0%
Bathurst Street Development	100.0%
Carole Park	100.0%
Great Western Super Centre	100.0%
Peach Quarry	100.0%
Luna Park	100.0%
Woolloomooloo Car Park	50.0%
Rosehill	100.0%
Dee Why Town Centre	100.0%

SCHEDULE 1 – Page ii